SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2015

WATTS WATER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845

(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                                        Results of Operations and Financial Condition.

On October 28, 2015, Watts Water Technologies, Inc. (the “Company”) announced its financial results for the fiscal quarter ended September 27, 2015.  The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 2.02 of this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On October 26, 2015, the Board of Directors of the Company completed its approval of the second phase of the Company’s transformation program related to its Americas and Asia-Pacific businesses (“phase two”).  Phase two involves reducing the square footage of the Company’s North American facilities. A portion of the phase two transformation program was approved by the Company’s Board of Directors on August 27, 2015 but was not previously disclosed because the Company had not yet notified affected employees.  The Company plans to begin notifying employees affected by phase two on October 29, 2015.  Phase two is expected to improve utilization of the Company’s remaining facilities, better leverage the Company’s cost structure, reduce working capital and improve execution of customer delivery requirements.  Together, the first and second phases of the Company’s transformation program are expected to reduce the net square footage of the Company’s North American facilities by approximately 30%.  Phase two is expected to include pre-tax charges totaling approximately $30 to $35 million, approximately $5 million of which are expected to be non-cash charges.  The total pre-tax charge for phase two is expected to include $4 million for severance benefits; $6 million for relocation, clean-up and other related exit costs; $2 million for accelerated depreciation and amortization of long-lived assets; and $18 to $23 million in other transformation and deployment costs, including inventory charges, information technology expenses, consulting and project management fees, and other associated costs.  The total net after-tax charge for phase two is expected to be approximately $18 to $22 million, with the Company incurring costs through 2017.  The Company expects to spend approximately $3 million in capital expenditures to consolidate its operations as part of phase two.  The Company estimates annual cash savings to be approximately $10 million (pretax), which the Company expects to fully realize by 2018.  Phase two of the Company’s transformation and restructuring program described above is subject to the finalization and execution of detailed implementation plans.  Consequently, the actual timing and costs of restructuring and other transformation costs, as well as the benefits of the program, may vary from current estimates.  To the extent required by applicable rules, the Company may file one or more amendments to this Current Report on Form 8-K or include such disclosure in a future period report on Form 10-Q or 10-K as details of the transformation and restructuring plan are refined and estimates of costs and charges are finalized.

For information relating to the Company’s initial phase of the transformation program, which the Company announced on February 17, 2015, please see the Company’s Current Report on Form 8-K filed on February 17, 2015, as supplemented by Note 19 to the Company’s Annual Report on

Form 10-K for the year ended December 31, 2014, Note 5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2015, and Note 5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2015.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2015, the Board of Directors of the Company approved an amendment and restatement of the Company’s Management Stock Purchase Plan (the “Plan”).  The Plan provides management employees with the opportunity to defer part of their annual bonus and apply the deferred bonus towards the purchase of restricted stock units.  The changes to the Plan approved by the Board of Directors limit the amount of a participant’s annual bonus that may be applied to the purchase of restricted stock units to 50% of the participant’s actual bonus amount and increases the price at which the restricted stock units are purchased from 67% of fair market value to 80% of fair market value.

A copy of the Company’s Management Stock Purchase Plan as amended and restated as of October 27, 2015 incorporating the above described changes is attached as Exhibit 10.1 to this Current Report.

Item 9.01.                                        Financial Statements and Exhibits

(d)                                 Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2015	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage
Kenneth R. Lepage
General Counsel

EXHIBIT INDEX

Exhibit No.	Title

10.1	Management Stock Purchase Plan

99.1	Press release dated October 28, 2015